Exhibit 5.1
[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]
August 17, 2007
ev3 Inc.
9600 54th Avenue North, Suite 100
Plymouth, Minnesota 55442
Re:      ev3 Inc./Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to ev3 Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of shares of the Company’s common stock, $0.01 par value per share (the “Shares”), to be issued in connection with the merger of Foreigner Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into FoxHollow Technologies, Inc. (“FoxHollow”), pursuant to the terms of the Agreement and Plan of Merger dated as of July 21, 2007, by and among the Company, Merger Sub and FoxHollow (as may be amended from time to time, the “Merger Agreement”).
     In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.
     We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the information/proxy statement-prospectus constituting part of the Registration Statement, including any amendments and supplements to the foregoing.
Very truly yours,
/s/ OPPENHEIMER WOLFF & DONNELLY LLP